As filed with the Securities and Exchange Commission on November 28, 2017.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

A. M. CASTLE & CO.
(Exact name of registrant as specified in its charter)
Maryland	5051	36-0879160
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1420 Kensington Road, Suite 220
Oak Brook, IL 60523
(847) 455-7111
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Steven Scheinkman
President and Chief Executive Officer
A.M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, IL 60523
(847) 455-7111
(Name, address. including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Marec E. Edgar Executive Vice President, General Counsel, Secretary & Chief Administrative Officer A. M. Castle & Co. 1420 Kensington Road, Suite 220 Oak Brook, IL 60523 (847) 455-7111	Eric Orsic, Esq. McDermott Will & Emery LLP 444 West Lake Street, Suite 4000 Chicago, IL 60523 (312) 372-2000

Approximate date of commencement of proposed sale to public:
From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $.01 per share	1,421,998	$4.30	$6,114,591.40	$761.27
Common Stock, par value $.01 per share, underlying 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022(3)	50,852,816(2)	$4.30	$218,667,108.80	$27,224.05

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), and based on the average of the high and low sales prices of the common stock reported on the over-the-counter OTCQB Market on November 21, 2017.

(2)
Represents 125% of the number of shares of common stock issuable upon the conversion (at the initial conversion rate of 0.2654 shares of common stock per $1.00 principal amount of notes) of outstanding 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022 with a principal amount of $153,305,916.

(3)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends, anti-dilution adjustments or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and the Selling Stockholders are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS	Subject to Completion	DATED NOVEMBER 28, 2017
A. M. CASTLE & CO.
52,274,814 Shares of Common Stock
This prospectus relates to the offer and resale, from time to time, by the selling stockholders listed in this prospectus under the section “Selling Stockholders,” of up to an aggregate of 52,274,814 shares of our common stock, par value $.01 per share, which we refer to as our “common stock,” representing: (a) 1,421,998 outstanding shares of common stock, held by the selling stockholders named herein; and (b) 50,852,816 shares representing 125% of the number of shares of common stock issuable in respect of up to $153,305,916 aggregate principal amount of 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022 (the “Notes”), based on an initial conversion rate of 0.2654 shares of common stock per $1.00 principal amount of Notes. We are registering the offer and resale of our common stock to satisfy registration rights we have granted to the Selling Stockholders.
The Selling Stockholders identified in this prospectus may offer and sell the shares of common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the section “Plan of Distribution.” The prices at which the Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by the Selling Stockholders. See the section entitled “Use of Proceeds” on page 7 of this prospectus.
Our common stock is presently quoted on the OTCQB tier of the OTC Markets Group, Inc. (“OTCQB”) under the symbol “CTAM”. On November 21, 2017, the last reported sale price of our common stock on the OTCQB was $4.25 per share.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2017

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). By using such registration statement, the selling stockholders listed in this prospectus under the heading “Selling Stockholders” (the “Selling Stockholders”) may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. It is important for you to read and consider all of the information contained in this prospectus before making any decision whether to invest in our common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find Additional Information,” and “Incorporation of Certain Information by Reference” in this prospectus.
We and the Selling Stockholders have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by A.M. Castle & Co. or any Selling Stockholder. The information contained or incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changes since such dates. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PROSPECTUS SUMMARY
This summary provides an overview of selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus and does not contain all of the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors,” together with the additional information described under the heading “Incorporation of Certain Information by Reference.” Unless otherwise indicated herein, the terms “we,” “our,” “us,” or the “Company” refer to A.M. Castle & Co.
A.M. Castle & Co. (“Castle” or the “Company”) is a specialty metals distribution company serving customers on a global basis. The Company provides a broad range of products and value-added processing and supply chain services to a wide array of customers. The Company’s customers are principally within the producer durable equipment, aerospace, heavy industrial equipment, industrial goods, construction equipment, oil and gas, and retail sectors of the global economy. Particular focus is placed on the aerospace and defense, power generation, mining, heavy industrial equipment, and general manufacturing industries, as well as general engineering applications.
Recent Developments
On August 2, 2017 the United States Bankruptcy Court for the District of Delaware issued an order confirming the amended prepackaged joint plan of reorganization of the Company and certain of its domestic subsidiaries (the “Debtors”) dated July 25, 2017 (as amended and supplemented, the “Plan”), pursuant to chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”).
On August 31, 2017 (the “Effective Date”), the Plan became effective pursuant to its terms and the Debtors emerged from their chapter 11 cases. On that date, all previously issued and outstanding equity interests in the Company (which include the Company’s prior common stock, $0.01 par value per share, warrants to purchase 2,500,000 shares of the Company’s prior common stock at an exercise price of  $0.50 per share, and warrants to purchase 2,500,000 shares of the Company’s prior common stock at an exercise price of  $0.65 per share) were automatically cancelled and extinguished as of such date. Pursuant to the Plan, on the Effective Date, the Company created a new class of common stock, par value $0.01 per share and issued approximately 3,734,385 shares of the new class of common stock (including grants made under the Company’s Management Incentive Plan). On the Effective Date, the Company also issued an aggregate original principal amount of  $2,400,000 of Notes, and reserved an additional 1,580,843 shares of New Common Stock for post-Effective Date grants under the Company’s 2017 Management Incentive Plan.
Corporate Information
Our principal executive offices are located at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523 and our telephone number is (847) 455-7111. Our website address is www.castlemetals.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING
Securities Offered by the Selling Stockholders
52,274,814 shares of our common stock.
Offering Price per Share
The Selling Stockholders may sell all or a portion of the shares being offered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. See “Plan of Distribution.”
Use of Proceeds
We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. See “Use of Proceeds.”
OTCQB Symbol
CTAM.
Risk Factors
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

RISK FACTORS
Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, and any updates in our subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.
Risks Related to this Offering
Our stockholders may be diluted by conversions or exercises of outstanding Notes.
The Notes were initially convertible into 40,682,253 shares of common stock (without giving effect to any interest paid in kind pursuant to the terms of the Notes). The initial conversion rate of 0.2654 shares of common stock per $1.00 principal amount of Notes is subject to adjustment from time to time pursuant to the terms of the indenture governing the Notes. Because the conversion price of the Notes is subject to downward adjustment, the Notes may be convertible, including in connection with a Fundamental Change (as defined in the indenture governing the Notes), into a greater number of shares in the future. In addition, the Company may, in certain circumstances, pay interest on the Notes in kind, which would result in additional Notes outstanding and available for conversion. The conversion of the Notes, including any Notes issued as payment of interest in kind, may result in substantial dilution for our stockholders.
The sale of a substantial amount of our common stock, including resale of the shares of common stock issuable upon the conversion of the Notes held by the Selling Stockholders, in the public market could adversely affect the prevailing market price of our common stock.
The Selling Stockholders were issued Notes originally convertible into 40,682,253 shares of common stock, at an initial conversion rate of 0.2654 shares of common stock per $1.00 principal amount of Notes. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock, and the market value of our other securities.
A substantial number of shares of common stock are being offered for resale from time to time by this prospectus, and we cannot predict if and when the Selling Stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangements, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our common stock could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover us change their recommendation regarding our securities adversely or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our common stock to decline.
The market price of our common stock may decline.
Fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. The trading price of our common stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock, and our common stock may trade at prices significantly below the price that you paid for them. In such circumstances, the trading price of our common stock may not recover and may experience a further decline.
Factors affecting the trading price of our securities may include:
•
actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•
changes in the market’s expectations about our operating results;

•
success of competitors;

•
our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•
changes in financial estimates and recommendations by securities analysts concerning us or the markets in which we compete in general;

•
operating and stock price performance of other companies that investors deem comparable to us;

•
changes in laws and regulations affecting our business;

•
commencement of, or involvement in, litigation;

•
changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of our securities available for public sale;

•
any major change in our board or management team;

•
sales of substantial amounts of securities by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. The stock market in general and OTCQB have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our common stock, may not be predictable. A loss of investor confidence in the market for common stock the stocks of other companies which investors perceive to be similar to us could depress the price of our common stock, regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Information provided and statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this prospectus and the Company assumes no obligation to update the information included in this prospectus. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy, and the cost savings and other benefits that we expect to achieve from our restructuring. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” “should,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include our ability to effectively manage our operational initiatives and implemented restructuring activities, the impact of volatility of metals prices, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, and the impact of our substantial level of indebtedness, as well as those risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2017 in Part II, Item 1A, “Risk Factors”. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.

USE OF PROCEEDS
We will not receive any proceeds from the sale of our common stock covered hereby by any of the Selling Stockholders.

MARKET PRICE FOR COMMON EQUITY
In connection with our reorganization and emergence from bankruptcy, all of our outstanding pre-emergence common stock and all other equity interests in the Company were cancelled. From August 31, 2017, through November 8, 2017, our new common stock traded on the OTC Pink tier of the OTC Markets Group, Inc. On November 9, 2017, our new common stock began trading on the OTCQB tier of the OTC Markets Group, Inc. (“OTCQB”) under the symbol “CTAM”. Prior to our emergence from bankruptcy, there was no established public trading market for our new common stock. The following table sets forth the intraday high and low sales prices of our common stock as reported on OTCQB for the periods presented. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.
Quarter Ended	High	Low
September 30, 2017 (beginning on August 31, 2017)	$5.25	$2.00
December 31, 2017 (through November 21, 2017)	$5.25	$3.67
As of November 21, 2017, the last reported sales price of our common stock as reported on OTCQB was $4.25 per share and there were approximately 330 stockholders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers.

DIVIDEND POLICY
Payment of cash dividends and repurchase of common stock are currently limited due to restrictions contained in the Company’s debt agreements. No cash dividends were declared or paid on the Company’s common stock to date in 2017, or in 2016 or 2015. We may consider paying cash dividends on the Company common stock at some point in the future, subject to the limitations described above. Any future payment of cash dividends, if any, is at the discretion of the Board of Directors and will depend on the Company’s earnings, capital requirements and financial condition, restrictions under the Company’s debt instruments, and such other factors as the Board of Directors may consider.

BUSINESS
A.M. Castle & Co. (“Castle” or the “Company”) is a specialty metals distribution company serving customers on a global basis. The Company provides a broad range of products and value-added processing and supply chain services to a wide array of customers. The Company’s customers are principally within the producer durable equipment, aerospace, heavy industrial equipment, industrial goods, construction equipment, oil and gas, and retail sectors of the global economy. Particular focus is placed on the aerospace and defense, power generation, mining, heavy industrial equipment, and general manufacturing industries, as well as general engineering applications.
Recent Developments
On August 2, 2017 the United States Bankruptcy Court for the District of Delaware issued an order confirming the amended prepackaged joint plan of reorganization of the Company and certain of its domestic subsidiaries dated July 25, 2017, pursuant to chapter 11 of the United States Bankruptcy Code.
On the Effective Date, the Plan became effective pursuant to its terms and the Debtors emerged from their chapter 11 cases. On that date, all previously issued and outstanding equity interests in the Company (which include the Company’s prior common stock, $0.01 par value per share, warrants to purchase 2,500,000 shares of the Company’s prior common stock at an exercise price of  $0.50 per share, and warrants to purchase 2,500,000 shares of the Company’s prior common stock at an exercise price of  $0.65 per share) were automatically cancelled and extinguished as of such date. Pursuant to the Plan, on the Effective Date, the Company created a new class of common stock, par value $0.01 per share (the “New Common Stock”), and issued approximately 3,734,385 shares of New Common Stock (including grants made under the Company’s Management Incentive Plan). On the Effective Date, the Company also issued an aggregate original principal amount of  $2,400,000 of Notes, and reserved an additional 1,580,843 shares of New Common Stock for post-Effective Date grants under the Company’s 2017 Management Incentive Plan.
Employees
As of September 30, 2017, the Company had 938 full-time employees. Of these full-time employees, approximately 145 were represented by the United Steelworkers of America under collective bargaining agreements.
Access to SEC Filings
The Company makes available free of charge on or through its Web site at www.castlemetals.com the annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”). In addition, the public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10:00 am to 3:00 pm. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and the address of that site is: http://www.sec.gov.
Legal Proceedings
The Company is party to a variety of legal proceedings, claims, and inquiries, including proceedings or inquiries by governmental authorities, which arise from the operation of its business. These proceedings, claims, and inquiries are incidental to and occur in the normal course of the Company’s business affairs. The majority of these proceedings, claims, and inquiries relate to commercial disputes with customers, suppliers, and others; employment and employee benefits-related disputes; product quality disputes with vendors and/or customers; and environmental, health and safety claims. It is the opinion of management that the currently expected outcome of these proceedings, claims, and inquiries, after taking into account recorded accruals and the availability and limits of our insurance coverage, will not have a material adverse effect on the consolidated results of operations, financial condition or cash flows of the Company.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information with respect to persons who are currently serving as directors and executive officers of the Company.
Name	Age	Positions
Steven W. Scheinkman	64	President, Chief Executive Officer and Director
Jonathan Mellin	53	Director
Jonathan Segal	35	Director
Jacob Mercer	42	Director
Jeffrey A. Brodsky	59	Director
Michael Sheehan	57	Director
Patrick R. Anderson	45	Executive Vice President, Chief Financial Officer & Treasurer
Marec E. Edgar	41	Executive Vice President, General Counsel, Secretary & Chief Administrative Officer
Ronald E. Knopp	47	Executive Vice President, Chief Operating Officer
All directors of the Company serve one year terms and hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.
Executive Officers’ and Directors’ Biographies
Steven W. Scheinkman.   President and Chief Executive Officer of A.M. Castle & Co. since April 2015. Mr. Scheinkman also served as an independent member of A.M. Castle’s Board of Directors from March 2015 to April 2015. Prior to joining A.M. Castle, Mr. Scheinkman served as President and Chief Executive Officer and a director of Innovative Building Systems LLC, and certain of its affiliates and predecessor entities (a leading customer modular home producer) since 2010. He served as a director of Claymont Steel Holdings, Inc. (a manufacturer of custom discrete steel plate) from 2006 to 2008. He served as the President and Chief Executive Officer and a director of Transtar Metals Corp. (“Transtar”) (a supply chain manager/distributor of high alloy metal products for the transportation, aerospace and defense industries) from 1999 to 2006. Following Transtar’s acquisition by A.M. Castle & Co. in September 2006, he served as President of Transtar Metals Holdings, Inc. until September 2007, and thereafter served as its advisor until December 2007. He served in various capacities as an executive officer of Macsteel Service Centers USA (a distributor and processor of steel products) including President, Chief Operating Officer and Chief Financial Officer, from 1986 to 1999.
Jonathan Mellin.   Jonathan Mellin has served as the President, Chief Executive Officer and Chief Investment Officer of Simpson Estates Inc. (“Simpson Estates”) since May 2012. Simpson Estates is a single family office located in Chicago, Illinois. Mr. Mellin also serves on the board of directors of Tempel Steel, a multinational steel lamination company, and Verado Energy, a Dallas-based exploration and production company. Mr. Mellin holds a Bachelor of Science in accounting. He started his career as a public accountant with PriceWaterhouse and held positions of increasing responsibility with several companies as Chief Financial Officer. He has considerable experience with Strategic Planning, Financial Management and Oversight, M&A and Financing activities.
Jonathan Segal.   Jonathan Segal is a managing director of, and portfolio manager for, Highbridge Capital Management, LLC (“Highbridge”). Mr. Segal joined Highbridge in 2007. Before joining Highbridge, he worked at Sanford Bernstein & Co., LLC. Mr. Segal also serves on the board of directors of Contura Energy, Inc., where he is chair of the compensation committee, and Hycroft Mining Corporation, where he is a member of the audit and compensation committees and chair of the nominating and governance committee. Mr. Segal holds a Bachelor of Arts in urban studies from the University of Pennsylvania.
Jacob Mercer.   Jacob Mercer is the Head of Restructuring and Special Situations at Whitebox Advisors LLC (“Whitebox Advisors”). Prior to joining Whitebox Advisors, Mr. Mercer worked for Xcel

Energy as Assistant Treasurer and Managing Director. Before joining Xcel Energy, he was a Senior Credit Analyst and Principal at Piper Jaffray and a Research Analyst at Voyageur Asset Management. Mr. Mercer also served as a logistics officer in the United States Army. Mr. Mercer has served on a number of board of directors including Ceres Global Ag (TSX: CRP), Hycroft Mining, Jerritt Canyon Gold, Par Pacific (NYSE: PARR), Platinum Energy Solutions, Piceance Energy, SAExploration (NASDAQ: SAEX) and White Forest Resources. Mr. Mercer holds a Bachelor of Arts with a double major in economics and business management from St. John’s University. He also holds the Chartered Financial Analyst (CFA) designation.
Jeffrey A. Brodsky.   Jeffrey Brodsky is a co-founder and Managing Director of Quest Turnaround Advisors, LLC (“Quest”) where he provides advisory and interim management services to boards of directors, senior management and creditors of companies. Currently, Mr. Brodsky is leading Quest’s role as Plan Administrator of Adelphia Communications Corporation and Trust Administrator of the Adelphia Recovery Trust, serves as Lead Director of Broadview Networks, Inc., and as a director of Her Justice. Recently, Mr. Brodsky completed Quest’s role as Liquidating Trust Manager of the ResCap Liquidating Trust where he led all activities relating to ResCap’s emergence from Chapter 11 and management of its operations including the distribution of over $2.2 billion to beneficiaries. Previously, Mr. Brodsky served as Non-Executive Chairman of Horizon Lines, Inc. and Non-Executive Chairman of AboveNet, Inc., a director of Euramax Holdings, Inc., PTV, Inc., Motor Coach International, Inc., EBG Holdings, LLC, Titan Energy Partners, LP, TVMAX, Inc., Morris Material Handling, Inc., Comdisco Holdings, Inc., and Hawaiian Airlines. Mr. Brodsky holds a Bachelor in Science from New York University College of Business and Public Administration and a Master of Business Administration from New York University Graduate School of Business. He is also a Certified Public Accountant.
Michael Sheehan.   Michael Sheehan is the current Chief Executive Officer of Boston Globe Media Partners. Prior to joining the Globe in January 2014, he spent 20 years at Hill Holliday, where he served as Chairman, Chief Executive Officer, President, and Chief Creative Officer. During his tenure as President and CEO, Hill Holiday grew 85%. He has also served as Executive Vice President and Executive Creative Director for DDB Chicago, another large advertising agency. Mr. Sheehan has served on the board of directors of BJ’s Wholesale Club where he chaired the compensation committee and was a member of the governance committee. He has also served on the board of the American Association of Advertising Agencies, and has chaired the board of trustees of his alma mater, Saint Anselm College. He currently serves on the boards of ChoiceStream, a leading programmatic advertising firm as well as the American Repertory Theater and Catholic Charities of the Archdiocese of Boston. He attended the United States Naval Academy and graduated from Saint Anselm College in 1982 with a B.A. in English.
Patrick R. Anderson.   Mr. Anderson began his employment with the Company in 2007 as Vice President, Corporate Controller and Chief Accounting Officer. In September 2014, he was appointed to the position of Interim Vice President, Chief Financial Officer and Treasurer, and in May 2015 was appointed to his current role as the Executive Vice President, Chief Financial Officer & Treasurer. Prior to joining the registrant, he was employed with Deloitte & Touche LLP (a global accounting firm) from 1994 to 2007.
Marec E. Edgar.   Mr. Edgar began his employment with the Company in April 2014, as Vice President, General Counsel and Secretary. In May 2015, he was appointed to his current role as Executive Vice President, General Counsel, Secretary & Chief Administrative Officer. Prior to joining the registrant, he held positions of increasing responsibility with Gardner Denver, Inc. (a global manufacturer of industrial compressors, blowers, pumps, loading arms and fuel systems) from 2004 to 2014. Most recently, he served as Assistant General Counsel and Risk Manager and Chief Compliance Officer of Gardner Denver.
Ronald E. Knopp.   Mr. Knopp began his employment with the Company in 2007 and was appointed to the position of Operations Manager of the Bedford Heights facility. In 2009, he was appointed Director of Operations for the Western Region and in 2010 served as Director of Operations for the Metals and Plate Commercial Units. In July 2013, Mr. Knopp was appointed to the position of Vice President, Operations, and in May 2015 was appointed to his current position as Executive Vice President, Chief Operating Officer. Prior to joining the registrant, Mr. Knopp served as Plant Manager for Alcoa, Inc., Aerospace Division (global producer of aluminum) from 2003 to 2007.

Family Relationships amongst Directors and Executive Officers
There are no family relationships between the executive officers and directors.
Board Committees
The Board of Directors has an audit committee, a human resources committee and a governance committee. Each of these committees operates under a charter that has been previously approved by the Company’s Board of Directors and will have the composition and responsibilities described below. The Board of Directors from time to time may establish other committees to facilitate the management of the Company and may change the composition and the responsibilities of the existing committees. Though the Company is not listed on the NASDAQ Stock Market, the Board has substantially adopted the NASDAQ Stock Market listing standards with respect to the governance of the Company and composition of the Board.
The table below summarizes the membership of each of the three standing board committees of the Company.
Director	Audit	Human Resources	Governance
Steven W. Scheinkman	—	—	—
Jonathan Mellin	X	—	X
Jonathan Segal	X	X	—
Jacob Mercer	—	X	X
Jeffrey A. Brodsky	X	—	X
Michael Sheehan	—	X	—
Audit Committee
The purpose of the audit committee of the Company is to review the Company’s audited financial statements with management, review the performance of the Company’s independent registered public accountants, approve audit fees and fees for the preparation of the Company’s tax returns, review the Company’s accounting policies and internal control procedures and consider and appoint the Company’s independent registered public accountants. The audit committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.
The audit committee charter is available on the Company’s website at www.castlemetals.com by selecting “Corporate Governance” from the available options.
The audit committee of the Company consists of Jeffrey Brodsky (Chair), Jonathan Mellin and Jonathan Segal. Each member of the audit committee qualifies as “independent” for purposes of the Listing Rules of the NASDAQ Stock Market. In addition, the Board of Directors of the Company has determined that Jeffrey Brodsky qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of  “financial sophistication” under the Listing Rules of the NASDAQ Stock Market.
Human Resources Committee
The purpose of the human resources committee of the Company is to assist the Board of Directors of the Company in the discharge of its responsibilities with respect to employee compensation including the adoption, periodic review and oversight of the Company’s compensation strategy, policies and plans. The human resources committee of the Company administers the equity plans of the Company. The human resources committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.
The human resources committee charter is available on the Company’s website at www.castlemetals.com by selecting “Corporate Governance” from the available options.
The human resources committee of the Company consists of Jonathan Segal (Chair), Jacob Mercer and Michael Sheehan.

Governance Committee
The purpose of the corporate governance committee of the Company is to oversee all aspects relating to corporate governance, including acting as an independent committee evaluating transactions between the Company and directors and officers. The governance committee also assists the Board of Directors by identifying individuals qualified to become board members, recommending for selection by the Board of Directors the director nominees to stand for election at the next annual meeting of the Company’s stockholders and recommending to the board director nominees for each committee of the board.
When reviewing related party transactions, the governance committee considers all relevant facts and circumstances, including:
•
The commercial reasonableness of the terms;

•
The benefit and perceived benefits, or lack thereof, to the Company;

•
Opportunity costs of alternate transactions; and

•
The materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person.

The governance committee will only approve or ratify a related party transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of the Company and stockholders. No related party transactions will be consummated without the approval or ratification of the governance committee and the disinterested members of the Company’s Board of Directors. Any directors interested in a related party transaction will recuse themselves from any vote relating to a related party transaction in which they have an interest.
The governance committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.
The governance committee charter is available on the Company’s website at www.castlemetals.com by selecting “Corporate Governance” from the available options.
The governance committee of the Company consists of Jonathan Mellin (Chair), Jeffrey Brodsky and Jacob Mercer.
Risk Management
The Board of Directors as a whole monitors and considers policies to manage risk as part of its regular activities. The committees of the Board focus on and manage specific forms of risk and report their activities to the Board of Directors. The audit committee is primarily responsible for the identification and review of financial risk. The human resources committee works to minimize risks associated with human capital management, the Company’s executive compensation plans, and stock benefit plans that it establishes. The governance committee considers risks presented by changing law and regulation and recommends changes in governance and operations to comply.
Director Independence
The Board of Directors has affirmatively determined that each of Jeffrey Brodsky, Jonathan Mellin, Jacob Mercer, Jonathan Segal and Michael Sheehan is an “independent director” as defined under the Listing Rules of the NASDAQ Stock Market. The Listing Rules of the NASDAQ Stock Market provide a list of disqualifying criteria for the independence determination. For example, under these rules, a director who is, or during the past three years was, employed by the company or by any parent or subsidiary of the Company, other than prior employment as an interim chairman or interim chief executive officer, would not be considered independent. No director qualifies as independent unless the Board of Directors affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Directors and Management
The following table sets forth the number of shares and percentage of the Company’s common stock that was owned beneficially as of October 31, 2017, by each of the Company’s directors and each current Named Executive Officer and by all directors and executive officers as a group, with each person having sole voting and dispositive power except as indicated:
Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock(1)	Additional Information
Directors
Jeffrey Brodsky	0	*
Jonathan Mellin	1,231	*	(2)
Jacob Mercer	0	*
Jonathan Segal	0	*
Michael Sheehan	1,666	*
Named Executive Officers
Steven Scheinkman	607,127	16.3%	(3)
Patrick Anderson	321,142	8.6%	(4)
Marec Edgar	320,964	8.6%	(4)
Ronald Knopp	321,051	8.6%	(4)
All directors and executive officers as a group (9 persons)	1,573,181	42.1%	(5)

*
Percentage of shares owned equals less than 1%

(1)
Based on 3,734,109 shares of common stock issued and outstanding as of November 10, 2017, as reported by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017.

(2)
Represents 1,231 shares held by Mr. Mellin individually. Excludes 325,521 shares Mr. Mellin may be deemed to beneficially own in his capacity as trustee, officer or general partner of certain trusts and other entities established for the benefit of members of the Simpson family. See Note (5) under the “Principal Stockholders” table below. Also excludes 6,608,760 shares of common stock which may be acquired upon conversion of the Company’s 5.00%/7.00% Convertible Senior Secured PIK Toggle Notes due 2022, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond his control.

(3)
Excludes 222,908 shares of common stock which may be acquired upon conversion of the Company’s 5.00% / 7.00% Convertible Senior Secured PIK Toggle Notes due 2022, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond his control.

(4)
Excludes 117,823 shares of common stock which may be acquired upon conversion of the Company’s 5.00% / 7.00% Convertible Senior Secured PIK Toggle Notes due 2022, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond his control.

(5)
Excludes 576,377 shares of common stock which may be acquired upon conversion of the Company’s 5.00% / 7.00% Convertible Senior Secured PIK Toggle Notes due 2022, because the mode of payment is determined in the sole discretion of the Company and each beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond such beneficial owner’s control.

Principal Stockholders
The only other persons who held of record or, to our knowledge (based on our review of Schedules 13D, 13F and 13G, and amendments thereto), owned beneficially more than 5% of the outstanding shares of our common stock as of October 31, 2017, are set forth below, with each person having sole voting and dispositive power except as indicated:
Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock(1)
Highbridge Capital Management, LLC 40 West 57th Street, 32nd Floor New York, NY 10019	509,102(2)(6)	13.6%
Whitebox Advisors LLC Whitebox General Partner LLC 3033 Excelsior Blvd., Suite 300 Minneapolis, MN 55416	400,870(3)(6)	10.7%
Corre Partners Advisors, LLC 12 East 49th Street, Suite 4003 New York, NY 10017	233,472(4)(6)	6.3%
W.B. & Co. FOM Corporation SGF, LLC The Northern Trust Company Jonathan B. Mellin Reuben S. Donnelley 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504	348,083(5)(6)	9.3%

(1)
Based on 3,734,109 shares of common stock issued and outstanding as of November 10, 2017, as reported by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017.

(2)
Highbridge Capital Management, LLC (“HCM”), the trading manager of 1992 MSF International Ltd. and 1992 Tactical Credit Master Fund, L.P. (together, the “1992 Funds”), may be deemed to be the beneficial owner of the shares held by the 1992 Funds. The 1992 Funds disclaim any beneficial ownership of these shares. The business address of HCM is 40 West 57th Street, 32nd Floor, New York, New York 10019 and the business address of the 1992 Funds is c/o HedgeServ (Cayman) Ltd., Willow House, Cricket Square Floor 3, George Town, Grand Cayman KY1-1104, Cayman Islands.

(3)
Whitebox Advisors LLC may be deemed to be the beneficial owner of 400,870 shares of common stock, constituting 10.7% of the Company’s outstanding shares of common stock. Whitebox General Partner LLC may be deemed to be the beneficial owner of 400,870 shares of common stock, constituting 10.7% of the Company’s outstanding shares of common stock. These shares are directly owned by Pandora Select Partners, L.P., Whitebox Asymmetric Partners, L.P., Whitebox Credit Partners, L.P., Whitebox GT Fund, LP, Whitebox Institutional Partners, L.P., Whitebox Multi-Strategy Partners, L.P. and Whitebox Term Credit Fund I, L.P. (together, the “Private Funds”) and may be deemed to be beneficially owned by (a) Whitebox Advisors LLC by virtue of its role as the investment manager of the Private Funds and (b) Whitebox General Partner LLC by virtue of its role as the general partner of the Private Funds. The address of Whitebox Advisors LLC and Whitebox General Partner LLC is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein

(4)
Corre Partners Advisors, LLC (the “General Partner”) serves as the general partner of Corre Opportunities Fund, LP, Corre Opportunities Qualified Master Fund, LP and Corre Opportunities II Master Fund, LP (together, the “Corre Funds”), which directly own the shares of common stock. The

General Partner has delegated investment authority over the assets of the Funds to Corre Partners Management, LLC (the “Investment Advisor”). Each of Mr. John Barrett and Mr. Eric Soderlund serve as a managing member of the General Partner. The address for each of the General Partner, the Investment Advisor, Mr. Barrett, Mr. Soderlund and the Corre Funds is 12 East 49th Street, Suite 4003, New York, NY 10017. As a result of the relationships described in this footnote (4), each of the General Partner, the Investment Advisor, Mr. Barrett and Mr. Soderlund may be deemed to be the beneficial owner of 233,472 shares of common stock, constituting 6.3% of the Company’s outstanding shares of common stock. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(5)
Includes: (i) shares held by W.B & Co. on behalf of certain members of an extended family group and various trusts, estates and estate planning vehicles established by certain deceased and surviving family members (together, the “Simpson Estate Members”); (ii) shares held by SGF, LLC (“SGF”); (iii) shares held by Mr. Donnelley individually, shares held by a member of his household, and shares beneficially owned by Mr. Donnelley in his capacity as general partner of a Simpson Estate member; (iv) shares held by Mr. Mellin individually and shares beneficially owned by Mr. Mellin in his capacity as trustee, officer or general partner of certain Simpson Estate Members; (v) shares held by FOM Corporation (“FOM”) on behalf of certain Simpson Estate Members and shares beneficially owned by FOM Corporation in its capacity as trustee , trust administrator or custodian of certain Simpson Estate Members; and (vi) shares held by The Northern Trust Company in its capacity as trustee of certain Simpson Estate Members. SGF, FOM, W.B. & Co., Mr. Mellin, Mr. Donnelley and The Northern Trust Company may be deemed to constitute a group pursuant to Rule 13d-5(b) of the Securities Exchange Act of 1934, as amended. Each beneficial owner disclaims beneficial ownership of any shares held by any other beneficial owner, except to the extent of any pecuniary interest it may have.

(6)
Excludes shares of common stock which may be acquired upon conversion of the Notes, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond its control. The beneficial owner disclaims beneficial ownership of any shares of common stock that they might receive upon conversion of the Notes. Because of the relationship between the beneficial owner and the other stockholders of the Company party to the Stockholders Agreement, the beneficial owner may be deemed, pursuant to Rule 13d-3 under the Securities Act, to beneficially own a total of 3,156,383 shares of common stock, which represents the aggregate number of shares of common stock beneficially owned by the parties to the Stockholders Agreement. The beneficial owner disclaims beneficial ownership of any shares of common stock held by any other party to the Stockholders Agreement, except to the extent of any pecuniary interest it may have.

DESCRIPTION OF CAPITAL STOCK
General
The following descriptions are summaries of the material terms of our articles of amendment and restatement and amended and restated bylaws, and are qualified by reference to our articles of amendment and restatement and amended and restated bylaws. For more detailed information, please see copies of these documents which are included as exhibits to the registration statement of which this prospectus forms a part. We refer in this section to our articles of amendment and restatement as our charter, and we refer to our amended and restated bylaws as our bylaws.
Our authorized capital stock consists of 200,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, $0.01 par value per share. As of November 10, 2017, 3,734,109 shares of our common stock were outstanding and held by approximately 332 stockholders of record.
Common Stock
The Company’s common stock carries the following rights:
Voting.    Holders of our common stock are entitled to one vote per share of common stock owned as of the relevant record date on all matters submitted to a vote of stockholders. Except as otherwise provided in the Company’s charter, holders of common stock (as well as holders of any preferred stock of the Company entitled to vote with such common stockholders) vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There is no cumulative voting in the election of directors of the Company. Directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters are determined by the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, under applicable law, the rules or regulations of any stock exchange applicable to the Company, the Company’s charter, the bylaws or the Stockholders Agreement dated as of August 31, 2017 between the stockholders of the Company signatory thereto (the “Stockholders Agreement”) included as an exhibit to the Company’s Form 8-A filed with the SEC on August 31, 2017, a different vote is required, in which case such provision shall govern and control the vote required to approve such matter.
Dividends and other Distributions.    Subject to the preferential rights of holders of any other class or series of stock of the Company, holders of shares of common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by the Board of Directors of the Company out of assets legally available therefor and declared by the Company.
Liquidation, dissolution or winding up.     Subject to the preferential rights of holders of any other class or series of stock of the Company, holders of shares of common stock are entitled to share ratably in the Company’s assets legally available for distribution to its stockholders in the event of the liquidation, dissolution or winding up of the Company after payment or establishment of reserves for all known debts and liabilities of the Company.
Restrictions on transfer.    The common stock is not subject to restrictions on transfer as a result of the charter or the bylaws. Nevertheless, stockholders party to the Stockholders Agreement are subject to restrictions on transfer and there may be restrictions on transfer imposed by applicable securities laws or by the terms of other agreements entered into in the future. To the extent transfer restrictions apply, the Stockholders Agreement and the Maryland General Corporation Law (the “MGCL”) require the Company to place restrictive legends on its stock certificates, or state on such certificates that the Company will furnish a full statement of such restrictions on request and without charge.
Liability protection.   Under Maryland law, stockholders generally are not personally liable for the Company’s debts or obligations solely as a result of their status as stockholders.
Other rights.    Holders of shares of the common stock have no preference, conversion, exchange, sinking fund, redemption rights or appraisal rights and have no preemptive rights to subscribe for any securities of the Company, except as otherwise provided in the Stockholders Agreement.

The rights, preferences and privileges of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any class or series of preferred stock that may be issued by the Company.
Preferred Stock
As of August 31, 2017, the Company has no shares of preferred stock authorized or outstanding. Under the charter, the Company’s Board of Directors is authorized, without further action by the Company’s stockholders, to classify or reclassify, in one or more classes or series, any unissued shares of common stock by setting or changing the number of shares constituting such class or series and the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such shares and, if so classified or reclassified, the Company must file for record with the State Department of Assessments and Taxation of Maryland (the “SDAT”) articles supplementary in substance and form as prescribed by the MGCL. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock, the number of authorized shares of the former class will be automatically decreased and the number of authorized shares of the latter class or series will be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Company has authority to issue will not be more than 200,000,000.
The Company believes that the power of the Board of Directors to classify or reclassify unissued shares of stock and thereafter to authorize the Company to issue such classified or reclassified shares of stock provides the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. However, the Board of Directors of the Company could authorize the issuance of shares of preferred stock that have priority over shares of the common stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions, including voting rights, that could have the effect of delaying, deferring or preventing a transaction or a change of control of the Company that might involve a premium price for holders of the common stock or that the common stockholders otherwise believe to be in their best interests. As a result of these and other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.
Anti-Takeover Effects of Maryland Law and Our Certificate of Incorporation and Bylaws
The MGCL, the Company’s charter and bylaws contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for shares of the common stock or otherwise be in the best interests of the Company’s stockholders.
No Cumulative Voting.    The Company’s charter does not provide for cumulative voting with respect to the election of directors or any other matters. The absence of cumulative voting in the election of directors may make it more difficult for a stockholder who acquires a substantial minority of shares to obtain representation on the board of directors. To the extent that it impedes the ability of a stockholder to obtain representation, the absence of cumulative voting may render more difficult any attempt by a minority stockholder or group of holders of voting shares of stock to change or influence the management or policies of the Company, and might be viewed as perpetuating incumbent management. In addition, the absence of cumulative voting may render more difficult or discourage entirely a merger, tender offer or proxy contest or the assumption of control by a holder of a large block of the Company’s stock. Mergers and other business combinations sometimes result in stockholders receiving a premium over the market price for their shares of stock.
Subtitle 8.    Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:
•
a classified board;

•
a two-thirds vote requirement for removing a director;

•
a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that a vacancy on the board be filled only by the remaining directors and for

•
the remainder of the full term of the class of directors in which the vacancy occurred; and

•
a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

The Company has elected by a provision in the charter to be subject to the provisions of Subtitle 8 relating to a majority requirement for the calling of a stockholder-requested special meeting. Through provisions in the Company’s charter and the bylaws unrelated to Subtitle 8, the Company already vests in the Board of Directors the exclusive power to fix the number of directors. However, as permitted by the MGCL, by resolution of its Board of Directors, the Company has opted out of the provisions of Subtitle 8 relating to the classification of the board and the two-thirds vote requirement for removing a director. In addition, the Company is prohibited from classifying the Board of Directors pursuant to Subtitle 8, unless such decision is approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors. In the future, the Board of Directors may elect, without stockholder approval, to elect to be subject to one or more of the other provisions of Subtitle 8.
Board Composition; Removal
Under the Stockholders Agreement, the Stockholder Parties (as defined in the Stockholders Agreement) agreed that the Company’s initial Board of Directors would be comprised of five directors, as follows: (i) one director designated by Highbridge; (ii) one director designated by Whitebox Advisors; (iii) one director designated by SGF; (iv) one director, who must be an Independent Director, designated by mutual agreement of Corre Partners Management, LLC (“Corre”) and Wolverine Flagship Fund Trading Limited (“WFF”) (together with Highbridge, Whitebox Advisors and SGF, the “Designating Stockholders”); and (v) one director, who must be the President and Chief Executive Officer of the Company. The term “Independent Director” is defined to refer to a director who qualifies as an “independent director” of the Company under NASDAQ Marketplace Rule 5605(a)(2) (assuming for this purpose that it applies to such person).
Under the Stockholders Agreement, the Stockholder Parties have agreed that, following August 31, 2017, (i) the number of Directors will be fixed from time to time by the Company’s Board of Directors as provided for in the Company’s charter and bylaws and (ii) the Designating Stockholders will continue to have the right to designate members of the Company’s Board of Directors until such time as such right (a “Board Designation Right”) may be lost in accordance with the Stockholders Agreement.
In general, each committee of the Board of Directors must include a director designated by a Designating Stockholder, for so long as such Designating Stockholder retains its Board Designation Right and to the extent requested by such Designating Stockholder.
The Stockholder Parties have agreed, in the Stockholders Agreement, to vote all of their shares of the Company’s common stock and other voting equity securities, execute proxies or written consents, as the case may be, and take all other necessary action in order to ensure that the composition of the Board of Directors is as set forth in the Stockholders Agreement and to ensure that the Company’s charter and bylaws both (i) facilitate, and do not at any time conflict with, any provision of Stockholders Agreement and (ii) permit the Stockholder Parties to receive the benefits to which they are entitled under the Stockholders Agreement.
Meetings of Stockholders
Special meetings of stockholders may be called by the chairman of the Company’s Board of Directors, the president and the Board of Directors. Additionally, subject to the provisions of the bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by the secretary of the Company upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in the bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice Requirements
The bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to the Company’s notice of meeting, (2) by or at the direction of the Board of Directors, (3) by any stockholder (a) who was a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the meeting, (b) who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and (c) who has complied with the advance notice procedures of the bylaws, or (4) as otherwise provided in the Stockholders Agreement. Stockholders generally must provide notice to the secretary of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of preceding year’s annual meeting.
Only the business specified in the notice of the meeting may be brought before a special meeting of stockholders of the Company. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting, (2) by or at the direction of the Board of Directors, (3) if the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder (a) who is a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the special meeting, (b) who is entitled to vote at the meeting in the election of each individual so nominated and (c) who has complied with the advance notice procedures of the bylaws, or (4) as otherwise provided in the Stockholders Agreement. Stockholders generally must provide notice to the secretary of the Company not earlier than the close of business 120th day before such special meeting and not later than the close of business on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting.
A stockholder’s notice must contain certain information specified by the bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in the Company.
Amendment to Bylaws
The bylaws provide that, except as otherwise provided in the Company’s charter or the Stockholders Agreement, the Company’s Board of Directors has the exclusive power to make, alter or repeal the bylaws.
Business Combinations
Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•
any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of the corporation; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the Board of Directors of the corporation approved in advance the transaction by which the person otherwise would have become an interested stockholder.
After such five-year period, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:
•
80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
The business combination statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.
Pursuant to the statute, the Board of Directors of the Company has by resolution exempted business combinations between the Company and any stockholder party to the Stockholders Agreement and between the Company and any other person, provided that in the latter case the business combination is first approved by the Board of Directors (including a majority of the Company’s directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between the Company and any stockholder party to the Stockholders Agreement or to a business combination between the Company and any other person if the Board of Directors has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with the Company that may not be in the best interests of stockholders of the Company, without compliance with the supermajority vote requirements and other provisions of the statute. The Company cannot assure you that the Board of Directors will not amend or repeal this resolution in the future.
Exchange Listing
Our common stock is presently quoted on the OTCQB tier of the OTC Markets Group, Inc. (“OTCQB”) under the symbol “CTAM”.
Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

SHARES ELIGIBLE FOR FUTURE SALE
Future sales of substantial amounts of our common stock in the public market, including shares issued upon the conversion of outstanding Notes or other convertible securities, or the anticipation of these sales, could adversely affect prevailing market prices from time to time and could impair our ability to raise equity capital in the future.
Rule 144
In general, under Rule 144, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares without regard to whether current public information about us is available. A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of:
•
1% of the number of shares of our common stock then outstanding, which currently would equal approximately 37,341 shares; or

•
the average weekly trading volume of our common stock on the OTCQB during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements, and to the availability of current public information about us.
Equity Plans
We have filed registration statements on Form S-8 under the Securities Act to register all shares of our common stock to be issued or reserved for issuance under our equity incentive plans. Accordingly, such shares registered under such registration statements will be available for sale in the open market, unless such shares are subject to vesting restrictions with us.

SELLING STOCKHOLDERS
The shares of common stock being offered by the Selling Stockholders from time to time are: (a) 1,421,998 outstanding shares of common stock, held by the selling stockholders named herein; and (b) 50,852,816 shares representing 125% of the number of shares of common stock issuable in respect of up to $153,305,916 aggregate principal amount of the Company’s 5.00% / 7.00% Convertible Senior PIK Toggle Notes due 2022 (the “Notes”), based on an initial conversion rate of 0.2654 shares of common stock per $1.00 principal amount of Notes. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time to satisfy registration rights we have granted to the Selling Stockholders.
The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The first column lists the number of shares of common stock beneficially owned by each Selling Stockholder as of November 17, 2017, without giving effect to the conversion of the Notes held by the Selling Stockholders.
In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of 125% of the number of shares of common stock issuable in respect of the Notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the Notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares indicated as being offered by this prospectus below.
The Selling Stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”
	Shares Beneficially Owned Prior to the Offering		Maximum Number of Shares Offered Hereby (1)	Shares Beneficially Owned After the Offering(3)
Name	Number	Percentage(2)	Number	Number
1992 MSF International Ltd.(4)	425,848	11.4%	11,666,687	0
1992 Tactical Credit Master Fund, L.P.(5)	83,254	2.2%	2,098,871	0
Corre Partners Management, LLC(6)	233,472	6.3%	6,667,741	0
Whitebox Asymmetric Partners, LP(7)	108,835	2.9%	3,419,639	0
Whitebox Credit Partners, LP(8)	40,543	1.1%	1,211,145	0
Whitebox Multi-Strategy Partners, LP(9)	181,949	4.9%	6,232,696	0
Whitebox Institutional Partners, LP(10)	6,471	*	368,859	0
Whitebox GT Fund, LP(11)	6,638	*	153,447	0
Pandora Select Partners, LP(12)	36,519	*	843,989	0
Whitebox Term Credit Fund I, LP(13)	19,915	*	460,343	0
Wolverine Flagship Fund Trading Limited(14)	70,905	1.9%	2,333,841	0
SGF, LLC(15)	206,557	5.5%	6,815,317	0
WB & Co.(16)	107,888	2.9%	107,888	0
FOM Corporation(17)	26,566	*	26,566	0
The Northern Trust Company(18)	4,810	*	4,810	0
Jonathan B. Mellin(19)	1,231	*	1,669	0
Reuben S. Donnelley(20)	593	*	593	0
Michael Simpson	37	*	37	0

*
Percentage of shares owned equals less than 1%

(1)
Includes shares of common stock issuable upon conversion of the Notes held by the Selling Stockholders. The Notes are convertible at the election of the holder at any time into shares of common stock, cash or a combination of common stock and cash, at the option of the Company.

(2)
Calculated based on 3,734,109 shares of common stock issued and outstanding as of November 10, 2017, as reported by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017.

(3)
Assumes that the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(4)
Highbridge Capital Management, LLC (“HCM”), the trading manager of 1992 MSF International Ltd., may be deemed to be the beneficial owner of the shares held by 1992 MSF International Ltd. 1992 MSF International Ltd. disclaims any beneficial ownership of these shares. The business address of HCM is 40 West 57th Street, 32nd Floor, New York, New York 10019 and the business address of 1992 MSF International Ltd. is c/o HedgeServ (Cayman) Ltd., Willow House, Cricket Square Floor 3, George Town, Grand Cayman KY1-1104, Cayman Islands.

The “Maximum Number of Shares Offered Hereby” includes 11,240,839 shares of common stock which may be acquired upon the conversion of Notes held by 1992 MSF International Ltd. HCM and 1992 MSF International Ltd. disclaim any beneficial ownership of the shares of common stock issuable upon conversion of the Notes.
(5)
HCM, the trading manager of 1992 Tactical Credit Master Fund, L.P., may be deemed to be the beneficial owner of the shares held by 1992 Tactical Credit Master Fund, L.P. 1992 Tactical Credit Master Fund, L.P. disclaims any beneficial ownership of these shares. The business address of HCM is 40 West 57th Street, 32nd Floor, New York, New York 10019 and the business address of 1992 Tactical Credit Master Fund, L.P. is c/o HedgeServ (Cayman) Ltd., Willow House, Cricket Square Floor 3, George Town, Grand Cayman KY1-1104, Cayman Islands.

The “Maximum Number of Shares Offered Hereby” includes 2,015,617 shares of common stock which may be acquired upon the conversion of Notes held by 1992 Tactical Credit Master Fund, L.P. HCM and 1992 Tactical Credit Master Fund, L.P. disclaim any beneficial ownership of the shares of common stock issuable upon conversion of the Notes.
(6)
Corre Partners Advisors, LLC (the “General Partner”) serves as the general partner of Corre Opportunities Fund, LP, Corre Opportunities Qualified Master Fund, LP and Corre Opportunities II Master Fund, LP (together, the “Corre Funds”), which directly own the shares of common stock and the Notes. The General Partner has delegated investment authority over the assets of the Funds to Corre Partners Management, LLC (the “Investment Advisor”). Each of Mr. John Barrett and Mr. Eric Soderlund serve as a managing member of the General Partner. The address for each of the General Partner, the Investment Advisor, Mr. Barrett, Mr. Soderlund and the Corre Funds is 12 East 49th Street, Suite 4003, New York, NY 10017. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

The “Maximum Number of Shares Offered Hereby” includes 6,434,269 shares of common stock which may be acquired upon the conversion of Notes held by the Corre Funds. Each of the General Partner, the Investment Advisor, Mr. Barrett, Mr. Soderlund and the Corre Funds disclaim beneficial ownership of the shares of common stock issuable upon conversion of the Notes.
(7)
Whitebox General Partner LLC (“Whitebox General Partner”) is the general partner of Whitebox Asymmetric Partners, LP, which holds the shares of common stock and the Notes. Whitebox Advisors LLC (“Whitebox Advisors”) is the investment manager of Whitebox Asymmetric Partners, LP. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox General Partner by virtue of its role as the general partner of Whitebox Asymmetric Partners, LP, and (2) Whitebox Advisors by virtue of its role as the investment manager of Whitebox Asymmetric Partners, LP. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Advisors and Whitebox Asymmetric Partners, LP is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
The “Maximum Number of Shares Offered Hereby” includes 3,310,804 shares of common stock which may be acquired upon the conversion of Notes held by Whitebox Asymmetric Partners, LP. Each of Whitebox Asymmetric Partners, LP, Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the Notes.
(8)
Whitebox General Partner is the general partner of Whitebox Credit Partners, LP, which holds the shares of common stock and the Notes. Whitebox Advisors is the investment manager of Whitebox Credit Partners, LP. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox General Partner by virtue of its role as the general partner of Whitebox Credit Partners, LP, and (2) Whitebox Advisors by virtue of its role as the investment manager of Whitebox Credit Partners, LP. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Advisors and Whitebox Credit Partners, LP is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.

The “Maximum Number of Shares Offered Hereby” includes 1,170,602 shares of common stock which may be acquired upon the conversion of Notes held by Whitebox Credit Partners, LP. Each of Whitebox Credit Partners, LP, Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the Notes.
(9)
Whitebox General Partner is the general partner of Whitebox Multi-Strategy Partners, LP, which holds the shares of common stock and the Notes. Whitebox Advisors is the investment manager of Whitebox Multi-Strategy Partners, LP. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox General Partner by virtue of its role as the general partner of Whitebox Multi-Strategy Partners, LP, and (2) Whitebox Advisors by virtue of its role as the investment manager of Whitebox Multi-Strategy Partners, LP. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Advisors and Whitebox Multi-Strategy Partners, LP is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.

The “Maximum Number of Shares Offered Hereby” includes 6,050,747 shares of common stock which may be acquired upon the conversion of Notes held by Whitebox Multi-Strategy Partners, LP. Each of Whitebox Multi-Strategy Partners, LP, Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the Notes.
(10)
Whitebox General Partner is the general partner of Whitebox Institutional Partners, LP, which holds the shares of common stock and the Notes. Whitebox Advisors is the investment manager of Whitebox Institutional Partners, LP. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox General Partner by virtue of its role as the general partner of Whitebox Institutional Partners, LP, and (2) Whitebox Advisors by virtue of its role as the investment manager of Whitebox Institutional Partners, LP. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Advisors and Whitebox Institutional Partners, LP is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.

The “Maximum Number of Shares Offered Hereby” includes 362,388 shares of common stock which may be acquired upon the conversion of Notes held by Whitebox Institutional Partners, LP. Each of Whitebox Institutional Partners, LP, Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the Notes.
(11)
Whitebox General Partner is the general partner of Whitebox GT Fund, LP, which holds the shares of common stock and the Notes. Whitebox Advisors is the investment manager of Whitebox GT Fund, LP. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox General

Partner by virtue of its role as the general partner of Whitebox GT Fund, LP, and (2) Whitebox Advisors by virtue of its role as the investment manager of Whitebox GT Fund, LP. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Advisors and Whitebox GT Fund, LP is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
The “Maximum Number of Shares Offered Hereby” includes 146,809 shares of common stock which may be acquired upon the conversion of Notes held by Whitebox GT Fund, LP. Each of Whitebox GT Fund, LP, Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the Notes.
(12)
Whitebox General Partner is the general partner of Pandora Select Partners, LP, which holds the shares of common stock and the Notes. Whitebox Advisors is the investment manager of Pandora Select Partners, LP. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox General Partner by virtue of its role as the general partner of Pandora Select Partners, LP, and (2) Whitebox Advisors by virtue of its role as the investment manager of Pandora Select Partners, LP. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Advisors and Pandora Select Partners, LP is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.

The “Maximum Number of Shares Offered Hereby” includes 807,407 shares of common stock which may be acquired upon the conversion of Notes held by Pandora Select Partners, LP. Each of Pandora Select Partners, LP, Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the Notes.
(13)
Whitebox General Partner is the general partner of Whitebox Term Credit Fund I, LP, which holds the shares of common stock and the Notes. Whitebox Advisors is the investment manager of Whitebox Term Credit Fund I, LP. The shares of common stock may be deemed to be beneficially owned by (1) Whitebox General Partner by virtue of its role as the general partner of Whitebox Term Credit Fund I, LP, and (2) Whitebox Advisors by virtue of its role as the investment manager of Whitebox Term Credit Fund I, LP. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. The address of Whitebox General Partner, Whitebox Advisors and Whitebox Term Credit Fund I, LP is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.

The “Maximum Number of Shares Offered Hereby” includes 440,428 shares of common stock which may be acquired upon the conversion of Notes held by Whitebox Term Credit Fund I, LP. Each of Whitebox Term Credit Fund I, LP, Whitebox General Partner and Whitebox Advisors disclaim beneficial ownership of any shares of common stock that may be issuable upon conversion of the Notes.
(14)
The shares of common stock and notes are held directly by Wolverine Flagship Fund Trading Limited. Wolverine Asset Management, LLC (“WAM”), serves as the investment manager of Wolverine Flagship Fund Trading Limited. Wolverine Holdings, L.P. (“WH”), is the sole member and manager of WAM. Wolverine Trading Partners, Inc. (“WTP”) is the sole general partner of WH. Mr. Christopher L. Gust and Mr. Robert R. Bellick are controlling shareholders of WTP. The address for each of Wolverine Flagship Fund Trading Limited, WAM, WH, WTP, Mr. Gust and Mr. Bellick is 175 W. Jackson Blvd., Suite 340, Chicago, IL 60604. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

The “Maximum Number of Shares Offered Hereby” includes 2,262,936 shares of common stock which may be acquired upon the conversion of Notes held by Wolverine Flagship Fund Trading Limited. Each of Wolverine Flagship Fund Trading Limited, WAM, WH, WTP Mr. Gust and Mr. Bellick disclaim beneficial ownership of the shares of common stock issuable upon conversion of the Notes.
(15)
Represents 206,557 shares held by SGF, LLC. Excludes 6,608,760 shares issuable upon conversion of Notes held by SGF, LLC. Excludes other shares beneficially owned by FOM Corporation, W.B. & Co, The Northern Trust Company, Jonathan B. Mellin and Reuben S. Donnelley (together with SGF, LLC, the “Simpson Beneficial Owners”). The Simpson Beneficial Owners may be deemed to constitute a group pursuant to Rule 13d-5(b) of the Securities Exchange Act of 1934 (“Rule 13d-5(b)”). SGF, LLC disclaims beneficial ownership of any shares held by any other Simpson Beneficial Owner, except to the extent of any pecuniary interest it may have.
(16)
Represents 107,888 shares held by W.B. & Co. on behalf of certain members of an extended family group and various trusts, estates and estate planning vehicles established by certain deceased and surviving family members (together, the “Simpson Estate Members”). Excludes other shares beneficially owned by the other Simpson Beneficial Owners. The Simpson Beneficial Owners may be deemed to constitute a group pursuant to Rule 13d-5(b). W.B. & Co. disclaims beneficial ownership of any shares held by any other Simpson Beneficial Owner, except to the extent of any pecuniary interest it may have.

(17)
Includes 26,566 shares beneficially owned by FOM Corporation in its capacity as trustee, trust administrator or custodian of certain Simpson Estate Members. Excludes other shares beneficially owned by other Simpson Beneficial Owners. The Simpson Beneficial Owners may be deemed to constitute a group pursuant to Rule 13d-5(b). FOM Corporation disclaims beneficial ownership of any shares held by any other Simpson Beneficial Owner, except to the extent of any pecuniary interest it may have.

(18)
Represents 4,810 shares beneficially owned by The Northern Trust Company in its capacity as trustee of certain Simpson Estate Members. Excludes other shares beneficially owned by the Simpson Beneficial Owners. The Simpson Beneficial Owners may be deemed to constitute a group pursuant to Ruled 13d-5(b). The Northern Trust Company disclaims beneficial ownership of any shares held by any other Simpson Beneficial Owner, except to the extent of any pecuniary interest it may have.

(19)
Represents 1,231 shares held by Mr. Mellin individually and 438 shares that may be beneficially owned by Mr. Mellin and are held by certain Simpson Estate Members. Excludes other shares beneficially owned by other Simpson Beneficial Owners. The Simpson Beneficial Owners may be deemed to constitute a group pursuant to Rule 13d-5(b). Mr. Mellin disclaims beneficial ownership of any shares held by any other Simpson Beneficial Owner, except to the extent of any pecuniary interest he may have.

(20)
Represents 412 shares held by Mr. Donnelley individually and 181 shares held by a member of his household. Excludes other shares beneficially owned by other Simpson Beneficial Owners. The Simpson Beneficial Owners may be deemed to constitute a group pursuant to Rule 13d-5(b). Mr. Donnelley disclaims beneficial ownership of any shares held by any other Simpson Beneficial Owner, except to the extent of any pecuniary interest he may have.

PLAN OF DISTRIBUTION
We are registering 1,421,998 shares of our common stock for possible sale by the Selling Stockholders and 50,852,816 shares of common stock underlying our Notes upon the conversion of the Notes by the holders thereof. Unless the context otherwise requires, as used in this prospectus, “Selling Stockholders” includes the selling stockholders named in the table above under “Selling Stockholders” and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.
The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:
•
on the OTCQB, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•
in privately negotiated transactions;

•
in underwritten transactions;

•
in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•
in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•
through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•
in short sales;

•
in sales pursuant to Rule 144;

•
whereby broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•
through a combination of any such methods of sale; and

•
through any other method permitted pursuant to applicable law.

The Selling Stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the OTCQB or any other exchange or market.
The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the Selling Stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
Under the Registration Rights Agreement, we have agreed to pay all fees and expenses incurred in connection with our performance of our obligations to register securities for resale by the Selling Stockholders.
The Selling Stockholders may agree to indemnify an underwriter, broker dealer or agent against certain liabilities related to the selling of the common stock, including liabilities under the Securities Act. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. Upon our notification by a Selling Stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:
•
the name of the Selling Stockholder;

•
the number of shares being offered;

•
the terms of the offering;

•
the names of the participating underwriters, broker-dealers or agents;

•
any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•
the public offering price; and

•
other material terms of the offering.

In addition, upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.
The Selling Stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the Selling Stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.
In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum compensation or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the Selling Stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS
Certain legal matters with respect to the validity of the common stock registered hereby have been passed upon for the Company by Marec E. Edgar, Executive Vice President, General Counsel, Secretary & Chief Administrative Officer of the Company. Mr. Edgar is employed by the Company and beneficially owns shares of Common Stock and the Notes and is a participant in various employment benefit plans offered by the Company, including the MIP.
EXPERTS
The consolidated financial statements of the Company and its consolidated subsidiaries, except for the consolidated financial statements of Kreher Steel Company, LLC for the years ended December 31, 2015 and 2014 (the Company’s investment in which was accounted for by use of the equity method), as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, as stated in their reports, which are incorporated herein by reference. The consolidated financial statements of Kreher Steel Company, LLC for the years ended December 31, 2015 and 2014 which financials are not incorporated by reference herein, have been audited by Grant Thornton LLP, as stated in their report incorporated by reference herein. Such financial statements of the Company and its consolidated subsidiaries are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent registered public accounting firms.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The following documents previously filed with the SEC are incorporated by reference in this registration statement:
(a)
the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on April 7, 2017;

(b)
the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, filed with the Commission on May 15, 2017, August 9, 2017 and November 14, 2017, respectively;

(c)
the Company’s Current Reports on Form 8-K filed with the Commission on January 5, 2017, February 9, 2017, March 16, 2017, April 7, 2017 (except with respect to information furnished pursuant to Items 2.02 and 7.01), May 4, 2017, May 15, 2017 (except with respect to information furnished pursuant to Items 2.02 and 7.01), June 5, 2017 (except with respect to information furnished pursuant to Item 7.01), June 9, 2017 (except with respect to information furnished pursuant to Item 7.01), June 19, 2017 (except with respect to information furnished pursuant to Item 7.01), July 13, 2017 (except with respect to information furnished pursuant to Item 7.01), August 3, 2017 (except with respect to information furnished pursuant to Item 7.01), August 9, 2017 (except with respect to information furnished pursuant to Items 2.02 and 7.01), September 6, 2017 (except with respect to information furnished pursuant to Item 7.01), and October 11, 2017, the Company’s Current Reports on Form 8-K/A filed with the Commission on February 3, 2017 and November 17, 2017; and

(d)
the description of the Company’s Common Stock contained in the registration statement on Form 8-A filed with the Commission on August 31, 2017, as thereafter amended and supplemented.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to the Corporate Secretary, A.M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, telephone number (847) 455-7111. We maintain a website at http://www.castlemetals.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

52,274,814 Shares of Common Stock
A. M. CASTLE & CO.

PROSPECTUS

               , 2017

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.
SEC Registration Fee		$27,985.32
Printing and Engraving Fees		†
Legal Fees and Expenses		†
Accounting Fees and Expenses		†
Miscellaneous		†
Total	$	†

†
To be provided by amendment.

Item 14.   Indemnification of Directors and Officers.
Under the Maryland General Corporation Law, the directors and officers of the Company may be entitled to indemnification in respect of threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (“proceedings”), to which they are a party by reason of their position as a director or officer of the Company. In the case of conduct in their official capacity with the Company, directors and officers will be entitled to indemnification unless the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the director or officer actually received an improper personal benefit in money, property or services. In the case of criminal proceedings the director or the officer also must have had no reasonable cause to believe that the conduct was unlawful.
If the director or officer is successful on the merits or otherwise in the defense of any proceeding, the director or officer will be entitled to indemnification against reasonable expenses incurred in connection with the proceedings unless such indemnification is not otherwise permitted as described in the following sentence. Indemnification is permissive unless it is established that (a) the act or omission of the individual was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the individual actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director had reasonable cause to believe his or her act or omission was unlawful. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or officer.
Any indemnification required or permitted by the Maryland General Corporation Law may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding. However, if the proceeding is by or in the right of the Company, indemnification may be made only against expenses and may not be made in respect of any proceeding in which the director or officer is adjudged to be liable to the Company.
Article Tenth of the Company’s charter limits the liability of directors and officers to the fullest extent permitted by the Maryland law.
Article VIII of the bylaws of the Company provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted by the Maryland law against all judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with such proceeding, unless it shall be established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or (b) such person actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful.
The Company maintains a directors’ and officers’ liability insurance policy. The policy insures the Company’s directors and officers against unindemnified losses ensuing from certain wrongful acts in their capacities as directors and officers and reimburses the Company for those losses for which the Company has lawfully indemnified the directors and officers.
The Company has or will also enter into indemnification agreements with each member of the board of directors and each of the Company’s executive officers. These agreements generally provide that, if the director or officer becomes involved in a proceeding (as defined in the agreement) by reason of such director’s or officer’s corporate status (as defined in the agreement), the Company will indemnify the director or officer to the fullest extent permitted by Maryland law as described above.
Item 15.   Recent Sales of Unregistered Securities.
On August 2, 2017 the United States Bankruptcy Court for the District of Delaware issued an order confirming the amended prepackaged joint plan of reorganization of the Company and certain of its domestic subsidiaries (the “Debtors”) dated July 25, 2017 (as amended and supplemented, the “Plan”), pursuant to chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”).
On August 31, 2017 (the “Effective Date”), the Plan became effective pursuant to its terms and the Debtors emerged from their chapter 11 cases. On that date, all previously issued and outstanding Equity Interests in the Company (as defined in the Plan and which include the Company’s prior common stock, $0.01 par value per share, warrants to purchase 2,500,000 shares of the Company’s prior common stock at an exercise price of  $0.50 per share, and warrants to purchase 2,500,000 shares of the Company’s prior common stock at an exercise price of  $0.65 per share) were automatically cancelled and extinguished as of such date. Pursuant to the Plan, on the Effective Date, the Company created a new class of common stock, par value $0.01 per share (the “New Common Stock”).
On the Effective Date, by operation of the Plan, the Company issued an aggregate of 3,734,385 shares of its New Common Stock, as follows:
•
1,300,000 shares were issued to the holders of Prepetition Second Lien Secured Claims (as defined by the Plan) in partial satisfaction of their claims, pursuant to an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of such act and Regulation D promulgated thereunder

•
300,000 shares were issued to the holders of Prepetition Third Lien Secured Claims (as defined by the Plan) in partial satisfaction of their claims, pursuant to an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of such act and Regulation D promulgated thereunder;

•
400,000 shares were issued to participating holders of the Company’s outstanding common stock as of August 2, 2017 in partial satisfaction of their interests, pursuant to an exemption from the registration requirements of the Securities Act under Section 1145 of the Bankruptcy Code; and

•
1,734,385 shares of restricted stock, together with an aggregate original principal amount of $2,400,000 of Notes convertible into an additional 636,880 shares of new common stock as of the Effective Date, were issued as awards under the Company’s 2017 Management Incentive Plan to certain officers of the Company, pursuant to an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of such act and Regulation D promulgated thereunder.

Item 16.   Exhibits and Financial Statement Schedules.
(a)
Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.
(b)
Financial Statement Schedules

Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.
Item 17.   Undertakings
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Securities Act Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on November 28, 2017.
A.M. CASTLE & CO.
By:
/s/ Steven W. Scheinkman

President & Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven W. Scheinkman and Marec E. Edgar, and each of them, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
By: /s/ Steven W. Scheinkman Steven W. Scheinkman	President, Chief Executive Officer and Chairman of Board (Principal Executive Officer)	November 28, 2017
By: /s/ Patrick R. Anderson Patrick R. Anderson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 28, 2017
By: /s/ Jeffrey A. Brodsky Jeffrey A. Brodsky	Director	November 28, 2017
By: /s/ Jonathan B. Mellin Jonathan B. Mellin	Director	November 28, 2017
By: /s/ Jacob Mercer Jacob Mercer	Director	November 28, 2017
By: /s/ Jonathan Segal Jonathan Segal	Director	November 28, 2017
By: /s/ Michael J. Sheehan Michael J. Sheehan	Director	November 28, 2017

INDEX TO EXHIBITS
Exhibit No.	Description
2.1	Debtors’ Amended Prepackaged Joint Chapter 11 Plan of Reorganization dated July 25, 2017 (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 3, 2017, and incorporated herein by reference).
3.1	Articles of Amendment and Restatement of the Company (filed as Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed on August 31, 2017, and incorporated herein by reference).
3.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed on August 31, 2017, and incorporated herein by reference).
4.1	Specimen Certificate for New Common Stock (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on August 31, 2017, and incorporated herein by reference).
4.2	Indenture dated August 31, 2017, between the Company, certain of its subsidiaries, WSFS, FSB, as Trustee and Collateral Agent (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 6, 2017, and incorporated herein by reference).
4.3	Stockholders Agreement dated as of August 31, 2017 by and among A M. Castle & Co. and certain beneficial owners or holders of record of the New Common Stock signatory thereto (filed as Exhibit 10.1 to the Company’s Registration Statement on Form 8-A filed on August 31, 2017, and incorporated herein by reference).
5.1*	Opinion of Marec E. Edgar, Executive Vice President, General Counsel, Secretary & Chief Administrative Officer of A. M. Castle & Co.
10.1	Revolving Credit and Security Agreement dated August 31, 2017 between the Company and certain of its subsidiaries, PNC Bank, National Association, as lender and as administrative and collateral agent, and the other lenders party thereto (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 6, 2017, and incorporated herein by reference).
10.2	Intercreditor Agreement dated August 31, 2017, between PNC Bank, National Association and Wilmington Savings Fund Society, FSB, and acknowledged by the Company and certain of its subsidiaries (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 6, 2017, and incorporated herein by reference).
10.3	Registration Rights Agreement dated as of August 31, 2017 by and among A. M. Castle & Co. and certain beneficial owners or holders of record of the New Common Stock signatory thereto (filed as Exhibit 10.2 to the Company’s Registration Statement on Form 8-A filed on August 31, 2017, and incorporated herein by reference).
10.4#	2017 Management Incentive Plan of the Company (filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and incorporated herein by reference).
10.5#	Form of Award Agreement under the 2017 Management Incentive Plan of the Company (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 6, 2017, and incorporated herein by reference).
10.6#	Form of Amended and Restated Change of Control Agreement for all executive officers other than the CEO (filed as Exhibit 10.24 to the Company’s Current Report on Form 8-K filed on September 21, 2010, and incorporated herein by reference).

Exhibit No.	Description
10.7#	Form of Amended and Restated Severance Agreement for executive officers other than the CEO (filed as Exhibit 10.26 to the Company’s Current Report on Form 8-K filed on December 23, 2010, and incorporated herein by reference).
10.8#	Form of Retention Bonus Agreement for certain executive officers in connection with CEO leadership transition, dated May 14, 2012 (filed as Exhibit 10.30 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and incorporated herein by reference).
10.9#	Amended and Restated Employment Agreement dated May 15, 2017, between A. M. Castle & Co. and Steven W. Scheinkman (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and incorporated herein by reference).
10.10#	Amended and Restated Employment Agreement dated May 15, 2017, between A. M. Castle & Co. and Marec E. Edgar (filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and incorporated herein by reference).
10.11#	Amended and Restated Employment Agreement dated May 15, 2017, between A. M. Castle & Co. and Patrick R. Anderson (filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and incorporated herein by reference).
10.12#	Amended and Restated Employment Agreement dated May 15, 2017, between A. M. Castle & Co. and Ronald E. Knopp (filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and incorporated herein by reference).
10.13#	A. M. Castle & Co. Supplemental 401(k) Savings and Retirement Plan, as amended and restated, effective as of January 1, 2009 (filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).
10.14#	A. M. Castle & Co. Supplemental Pension Plan, as amended and restated, effective as of January 1, 2009 (filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated herein by reference).
10.15#	Form of A. M. Castle & Co. Indemnification Agreement to be executed with all directors and executive officers (filed as Exhibit 10.16 to the Company’s Current Report on Form 8-K filed on July 29, 2009, and incorporated herein by reference).
10.16#	First Amendment to the A. M. Castle & Co. Supplemental 401(k) Savings and Retirement Plan, executed April 15, 2009 (as effective April 27, 2009) filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 16, 2009).
10.17#	Severance Agreement dated April 16, 2015, between A. M. Castle & Co. and Steven W. Scheinkman (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 22, 2015, and incorporated herein by reference).
10.18#	Change of Control Agreement, dated April 16, 2015, between A. M. Castle & Co. and Steven W. Scheinkman (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 22, 2015, and incorporated herein by reference).
10.19	Settlement Agreement by and among A. M. Castle & Co., Raging Capital Management, LLC, Raging Capital Master Fund, Ltd., William C. Martin, Kenneth H. Traub, Allan J. Young and Richard N. Burger, dated May 27, 2016 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 27, 2016, and incorporated herein by reference).

Exhibit No.	Description
10.20	Settlement Agreement dated November 3, 2016, by and among A. M. Castle & Co., Raging Capital Management, LLC and certain of their affiliates, and Steven W. Scheinkman, Kenneth H. Traub, Allan J. Young, and Richard N. Burger (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 4, 2016, and incorporated herein by reference).
10.21	Amended and Restated Transaction Support Agreement, dated March 16, 2016, with certain holders of the senior secured notes and convertible notes (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 22, 2016, and incorporated herein by reference).
10.22	Unit Purchase Agreement, dated August 7, 2016, by and between A. M. Castle & Co. and Duferco Steel, Inc. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 9, 2016, and incorporated herein by reference).
10.23	Asset Purchase Agreement, dated March 11, 2016, by and between Total Plastics, Inc. and Total Plastics Resources LLC (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 17, 2016, and incorporated herein by reference).
10.24	Amendment No. 1 to Asset Purchase Agreement, dated March 14, 2016, by and between Total Plastics, Inc. and Total Plastics Resources LLC (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 17, 2016, and incorporated herein by reference).
10.25#	Special Bonus Letter dated March 17, 2015, between A. M. Castle & Co. and Mr. Marec Edgar (filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and incorporated herein by reference).
10.26#	A. M. Castle & Co. Directors Deferred Compensation Plan (as amended and restated as of January 1, 2015) (filed as Exhibit 10.42 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2015, and incorporated herein by reference).
10.27#	Second Amendment dated October 8, 2015 to the A. M. Castle & Co. Supplemental 401(k) Savings and Retirement Plan as Amended and Restated effective as of January 1, 2009 (filed as Exhibit 10.43 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2015, and incorporated herein by reference).
10.28#	A. M. Castle & Co. 401(k) Savings and Retirement Plan (as amended and restated effective as of January 1, 2015) (filed as Exhibit 10.44 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2015, and incorporated herein by reference).
10.29#	Second Amendment dated October 8, 2015, to the A.M. Castle & Co. Salaried Employees Pension Plan as Amended and Restated Effective as of January 1, 2010 (filed as Exhibit 10.45 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2015, and incorporated herein by reference).
21.1	List of Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2016).
23.1*	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.
23.2*	Consent of Independent Registered Public Accounting Firm, Grant Thornton LLC.
23.3*	Consent of Marec E. Edgar, Executive Vice President, General Counsel, Secretary & Chief Administrative Officer of A. M. Castle & Co. (included in opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).

#
Management contract or compensation plan or arrangement.

*
Filed herewith.